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                                                                     EXHIBIT 3.1


                                                    AMENDED AND RESTATED FOR SEC
                                                 ELECTRONIC FILING PURPOSES ONLY



                                     CHARTER
                         OF WILSON BANK HOLDING COMPANY

         The undersigned, acting as the incorporator of a corporation under the Tennessee Business Corporation Act, adopts the following charter for such corporation:

        1.      The name of the corporation is Wilson Bank Holding Company.

        2.      The corporation is for profit.

        3.      The street address of the corporation's principal office is:

                    623 West Main Street
                    Lebanon, Tennessee 37087
                    County of Wilson.

        4. (a) The name of the corporation's initial registered agent is Randall Clemons.

                (b) The street address of the corporation's initial registered office in Tennessee is:

                    623 West Main Street
                    Lebanon, Tennessee 37087
                    County of Wilson.

        5.      The name and address of the incorporator is:

                    Howard H. Lamar III
                    2700 First American Center
                    Nashville, Tennessee.

        6. The number of shares of stock the corporation is authorized to issue is one hundred (100) shares of Organizational Stock, no par value per share and five million (5,000,000) shares of Common Stock, $2.00 par value per share.

        7. To the fullest extent permitted by the Tennessee Business Corporation Act as in effect on the date hereof and as hereafter amended from time to time, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Tennessee Business Corporation Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time. Any repeal or modification of this Paragraph 7 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.